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                                                                     EXHIBIT 2.1


                         PLAN AND AGREEMENT OF MERGER


     THIS PLAN AND AGREEMENT OF MERGER dated as of November 20, 1997 is between Keebler Corporation, a Delaware corporation ("Keebler"), and INFLO Holdings Corporation, a Delaware corporation ("INFLO", and together with Keebler, the "Constituent Corporations"). All of the issued and outstanding capital stock of Keebler is owned by INFLO.

                                  ARTICLE I

     1.1 On the Merger Date (as defined in paragraph 1.6), INFLO shall be merged with and into Keebler (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the separate corporate existence of INFLO shall thereafter cease. Keebler shall be the surviving corporation in the Merger (hereinafter sometimes referred to as, the "Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger. Following the Merger, the name of the Surviving Corporation shall be "Keebler Corporation".

     1.2 Keebler shall succeed to all of the rights, privileges, powers and franchises, as well of a public as of a private nature, of INFLO, all of the properties and assets of INFLO and all of the debts, choses in action and other interests due or belonging to INFLO and shall be subject to, and responsible for, all of the debts, liabilities and duties of INFLO with the effect set forth in the DGCL.

     1.3 If, at any time after the Merger Date, Keebler shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Keebler its right, title or interest in, to or under any of the rights, properties or assets of INFLO acquired or to be acquired by Keebler as a result of, or in connection with, the Merger or to otherwise carry out this Plan and Agreement of Merger, the officers and directors of Keebler shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Keebler or to otherwise carry out this Plan and Agreement of Merger.

     1.4 The Certificate of Incorporation and Bylaws of Keebler, in each case as amended to and including the Merger Date, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation and shall thereafter continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein and by law.



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     1.5  The directors and officers of Keebler immediately prior to the
Merger Date shall be the directors and officers of the Surviving Corporation and shall thereafter continue in office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     1.6 If this Plan and Agreement of Merger is not terminated pursuant to paragraph 3.1, a Certificate of Ownership and Merger with respect to the Merger shall be promptly filed and recorded in accordance with the DGCL. The Merger shall become effective at the time and date of such filings or at such date and time otherwise specified in the Certificate of Ownership and Merger (such time and date are herein collectively referred to as, the "Merger Date").

                                  ARTICLE II

     2.1 On the Merger Date, by virtue of the Merger and without further action by the holder thereof, each share of Keebler capital stock held by INFLO shall be canceled and cease to exist immediately upon the Merger Date.

     2.2 On the Merger Date, each issued and outstanding share of capital stock of INFLO (together with any issued and outstanding options, warrants or other securities of like nature evidencing a right to purchase the capital stock of INFLO) shall be exchanged for one (1) share of the corresponding security of Keebler having the same rights, privileges and preferences as such share of capital stock or other security of INFLO.

                                 ARTICLE III

     3.1 This Plan and Agreement of Merger may be amended to the extent permitted by applicable law.

     3.2 This Plan and Agreement of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

     3.3 This Plan and Agreement of Merger shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws thereof.

                          [signature page follows]



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     IN WITNESS WHEREOF, this Plan and Agreement of Merger has been executed by each of parties hereto by their duly authorized officers, as of the date first above written.

                                       KEEBLER CORPORATION


                                       By: /s/ THOMAS E. O'NEILL
                                          ---------------------------------
                                       Its: Vice President and Secretary
                                           --------------------------------


                                       INFLO HOLDINGS CORPORATION


                                       By: /s/ THOMAS E. O'NEILL
                                          ---------------------------------
                                       Its: Vice President and Secretary
                                           --------------------------------



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